8233 Baumgart Road	Contact Mark L. Lemond
Evansville, Indiana 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4034	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS;
ACHIEVES RECORD EARNINGS FOR FOURTH QUARTER AND YEAR

        Evansville, Indiana, March 16, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the fourth quarter and fiscal year ended January 28, 2006.

Fourth Quarter Results

        Net earnings for the 13-week fourth quarter increased 154 percent to $3.0 million from net earnings of $1.2 million in the fourth quarter last year.  Diluted earnings per share increased to $0.22 per share from $0.09 per share last year.

        Net sales for the fourth quarter increased 13.7 percent to $163.6 million from $143.9 million last year.  Comparable store sales increased 11.7 percent for the 13-week period.

        The gross profit margin for the fourth quarter of fiscal 2005 increased to 28.6 percent from 27.3 percent in the fourth quarter of fiscal 2004.  Selling, general and administrative expenses for the fourth quarter, as a percentage of sales, decreased to 25.6 percent from 26.1 percent in last year’s fourth quarter.  Included in the fourth quarter selling, general and administrative expenses is a charge of $821,000 for store closing costs related to fiscal 2005 store closings and impairment charges for three stores expected to be closed in fiscal 2006.  In the fourth quarter of fiscal 2004, we incurred $114,000 in store closing costs.

Fiscal 2005 Results

        Net earnings for the 52-week 2005 fiscal year increased 50 percent to $18.8 million, or $1.40 per diluted share, from $12.5 million, or $0.96 per diluted share, for the 2004 fiscal year.

        For the 52-week 2005 fiscal year, net sales increased 11.1 percent to $655.6 million from sales of $590.2 million for fiscal 2004.  Comparable store sales increased 6.9 percent for the 52-week period.

        Commenting on the results, Mark Lemond, president and chief executive officer said, “The comparable store sales increase in the fourth quarter was the highest quarterly sales increase in the Company’s history.  Our customers’ response to our better fashion assortment resulted in double-digit comparable store sales increases for both our women’s and men’s non-athletic footwear.  In turn, these record sales led to a record-breaking earnings performance in the fourth quarter.  Our diluted earnings per share for the quarter increased over 140 percent compared to the fourth quarter of fiscal 2004.”

        “The fourth quarter was just one part of a record-breaking year.  Fiscal 2005 ended with a comparable store sales increase at 6.9 percent, the best annual performance in our history.  As was the case for the fourth quarter, each of our product categories had comparable store sales increases for the full year, with women’s non-athletic and men’s non-athletic achieving solid double-digit increases.  Our annual earnings were record breaking as well.  For fiscal 2005, our diluted earnings per share were $1.40, a 46 percent increase from $0.96 for fiscal 2004.”

        “The footwear industry is positioned for a solid performance in fiscal 2006.  We feel we can capitalize on the positive retail environment and build upon our momentum from the second half of fiscal 2005 by continuing to attract customers with our broad selection of today’s fashions at value prices.”

Store Growth

        The Company opened 15 new stores in fiscal 2005 and closed seven to end the year with 263 stores.  Total gross retail selling square footage increased 2.6 percent to end the year at 3.0 million square feet.

        We expect to open 13 to 15 new stores, and close five, in fiscal 2006.

2006 EPS Outlook

        Earnings per diluted share in the first quarter of fiscal 2006 are expected to range from $0.52 to $0.54.  This assumes a total sales increase of between 5 and 6 percent and comparable store sales of between 4 and 5 percent.  Earnings per diluted share for the first quarter of fiscal 2005 were $0.45.

        For the full year of fiscal 2006, earnings per diluted share are expected to range from $1.65 to $1.75.

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter and annual results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

        The Company also announced that June 12, 2006 has been set as the date for the Annual Meeting of Shareholders and April 21, 2006 was set as the shareholder record date.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 263 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended January 28, 2006	Thirteen Weeks Ended January 29, 2005	Fifty-two Weeks Ended January 28, 2006	Fifty-two Weeks Ended January 29, 2005

Net sales	$163,570	$143,878	$655,638	$590,186
Cost of sales (including buying, distribution and occupancy costs)	116,853	104,567	465,942	422,961

Gross profit	46,717	39,311	189,696	167,225
Selling, general and administrative expenses	41,836	37,549	158,860	146,360

Operating income	4,881	1,762	30,836	20,865
Interest (income) expense-net	(7)	150	354	658

Income before income taxes	4,888	1,612	30,482	20,207
Income tax expense	1,873	426	11,692	7,678

Net income	$3,015	$1,186	$18,790	$12,529

Net income per share:
Basic	$.23	$.09	$1.43	$.98

Diluted	$.22	$.09	$1.40	$.96

Average shares outstanding:
Basic	13,246	12,842	13,128	12,820

Diluted	13,586	13,038	13,457	13,051

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 28, 2006	January 29, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$20,304	$4,889
Accounts receivable	286	992
Merchandise inventories	183,993	180,590
Deferred income tax benefit	1,075	0
Other	2,327	1,982

Total Current Assets	207,985	188,453
Property and equipment-net	66,848	68,452

Total Assets	$274,833	$256,905

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$64,756	$62,291
Accrued and other liabilities	11,451	10,198
Deferred income taxes	0	413
Current portion of long-term debt	0	56

Total Current Liabilities	76,207	72,958
Long-term debt	0	7,300
Deferred lease incentives	6,399	6,613
Accrued rent	6,658	6,977
Deferred income taxes	2,151	4,487
Other	2,263	1,651

Total Liabilities	93,678	99,986
Total Shareholders’ Equity	181,155	156,919

Total Liabilities and Shareholders’ Equity	$274,833	$256,905

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-two Weeks Ended January 28, 2006	Fifty-two Weeks Ended January 29, 2005

Cash flows from operating activities
Net income	$18,790	$12,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,766	14,428
Stock option income tax benefit	1,222	730
Loss on retirement and impairment of assets	1,210	564
Deferred income taxes	(3,824)	304
Lease incentives	874	719
Other	(180)	(88)
Changes in operating assets and liabilities:
Accounts receivable	553	(446)
Merchandise inventories	(3,403)	(15,480)
Accounts payable and accrued liabilities	4,023	11,101
Other	(346)	4,771

Net cash provided by operating activities	33,685	29,132

Cash flows from investing activities
Purchases of property and equipment	(14,747)	(14,213)
Other	223	59

Net cash used in investing activities	(14,524)	(14,154)

Cash flows from financing activities
Borrowings under line of credit	234,825	367,405
Payments on line of credit	(242,125)	(382,005)
Payments on long-term debt	(56)	(222)
Proceeds from issuance of stock	3,610	662

Net cash used in financing activities	(3,746)	(14,160)

Net increase in cash and cash equivalents	15,415	818
Cash and cash equivalents at beginning of year	4,889	4,071

Cash and Cash Equivalents at End of Year	$20,304	$4,889